Exhibit 3.67

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

WINDSTREAM LEASING, LLC

April 14, 2010

First. The name of the limited liability company is Windstream Leasing, LLC.

Second. The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the date first written above.

AUTHORIZED PERSON:

By:	/s/ John P. Fletcher
Name:	John P. Fletcher

SIGNATURE PAGE TO CERTIFICATE OF FORMATION